NEWS RELEASE
THE LACLEDE GROUP
720 Olive Street, St. Louis, MO 63101

CONTACT: George Csolak
(314) 342-0652

 FOR IMMEDIATE RELEASE

The Laclede Group Reports Increased First Quarter 2008 Earnings

St. Louis, January 31, 2008 – Today, The Laclede Group, Inc. (NYSE: LG) released earnings for the first quarter of its 2008 fiscal year.
“Our quarterly results support our strategy of building a foundation for earnings that is broader than just our regulated utility business, as Laclede Energy Resources, one of our non-regulated subsidiaries, demonstrated solid year-over-year earnings growth,” said Douglas Yaeger, Chairman, President and Chief Executive Officer of The Laclede Group.
• Diluted earnings per share increased to $.97 from $.89 for same quarter in prior year. Consolidated earnings for Laclede Group’s quarter ended December 31, 2007, were $20.9 million compared to $19.1 million for the same period last fiscal year.  Diluted earnings per share increased 9% to $.97 for the first quarter this year, from diluted earnings of $.89 per share for the quarter ended December 31, 2006.
• Laclede Energy Resources led the way.  The improved results are largely attributable to higher earnings reported by Laclede Group’s non-regulated natural gas commodity service provider, Laclede Energy Resources, Inc. (LER), which earned $1.8 million more compared to the first quarter of last fiscal year due primarily to increased margins on its sales of natural gas, with a lesser benefit from increased sales volumes during the quarter.

• Utility’s financial results remain strong and stable.  Earnings reported by Laclede Gas Company, Missouri’s largest natural gas distribution utility, were $15.8 million, which is slightly better than last year’s results for the same period.  This period was the first full quarter impacted by the general rate increase that became effective August 1, 2007, which, among other things, provides the Utility greater earnings stability and recovery of its distribution costs.  The results were downwardly impacted by an unusually late start to the heating season, a change in the sharing mechanism for off-system sales and capacity release revenues, and higher maintenance and operating costs.
• SM&P.  Results reported by SM&P Utility Resources, Inc., Laclede Group’s non-regulated underground facility locating and marking service business, decreased $0.2 million from the same period last year.  This decrease was primarily due to higher operating costs, partially offset by a $.9 million increase in revenues year over year.
For further details concerning The Laclede Group’s fiscal 2008 first quarter results, see the accompanying unaudited Statements of Consolidated Income.
About The Laclede Group
The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while engaging in non-regulated activities that provide opportunities for sustainable growth.  Its primary subsidiary, Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 632,000 residential, commercial and industrial customers in the City of St. Louis and ten other counties in Eastern Missouri.  Laclede Group’s primary non-regulated activities include Laclede Energy Resources, Inc., which is headquartered in St. Louis, Missouri and included within the Non-Regulated Gas Marketing segment, and SM&P Utility Resources, Inc., which is headquartered in Carmel, Indiana and included in the Non-Regulated Services segment.  For more information about Laclede Group and its subsidiaries, visit www.thelacledegroup.com.
Note: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.

(Thousands, Except Per Share Amounts)
	Three Months Ended December 31,
	2007	2006

OPERATING REVENUES
Regulated
Gas distribution	$ 320,892	$ 348,488
Non-Regulated
Services	37,362	36,429
Gas marketing	181,798	153,467
Other	1,299	1,177
Total operating revenues	541,351	539,561

OPERATING EXPENSES
Regulated
Natural and propane gas	222,841	251,523
Other operation expenses	35,213	33,680
Maintenance	6,235	5,598
Depreciation and amortization	8,713	8,497
Taxes, other than income taxes	16,681	18,759
Total regulated operating expenses	289,683	318,057
Non-Regulated
Services	37,699	36,361
Gas marketing	172,872	147,668
Other	1,051	1,077
Total operating expenses	501,305	503,163
Operating Income	40,046	36,398
Other Income and (Income Deductions) – Net	2,650	3,303

Interest Charges:
Interest on long-term debt	5,126	5,626
Interest on long-term debt to unconsolidated affiliate trust	893	893
Other interest charges	4,163	3,434
Total interest charges	10,182	9,953
Income Before Income Taxes and Dividends on Redeemable Preferred Stock – Laclede Gas	32,514	29,748
Income Tax Expense	11,601	10,649
Dividends on Redeemable Preferred Stock – Laclede Gas	10	12
Net Income	$ 20,903	$ 19,087

Average Number of Common Shares Outstanding	21,554	21,381
Basic Earnings Per Share of Common Stock	$ 0.97	$ 0.89
Diluted Earnings Per Share of Common Stock	$ 0.97	$ 0.89